2012-1 EETC Investor Presentation Continental Airlines, Inc. March 8, 2012 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-158781 March 8, 2012

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, the issuer, any underwriter, or
any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Credit Suisse at 1-800-221-1037 or Morgan
Stanley at 1-866-718-1649.

Continental Airlines, Inc. (“Continental”) is offering $892,138,000 of Pass Through
Certificates, Series 2012-1, in two classes
Class A of $753,035,000
Class B of $139,103,000
The proceeds from the offering will be used by Continental to finance 21 aircraft
Finance the purchase of 4 new Boeing 787-8 “Dreamliner” and 14 new Boeing 737-900ER
aircraft scheduled for delivery in 2012
Refinance 3 Boeing 737-900ER aircraft delivered new to Continental in 2009 and currently financed under bank mortgage loans
The 18 new aircraft will be selected from a list of 24 aircraft scheduled for delivery in 2012 (See
Preliminary Prospectus Supplement)
Joint Structuring Agents and Lead Bookrunners:  Credit Suisse and Morgan Stanley
Continental Airlines 2012-1 EETC

CAL 2012-1 EETC Structural Summary
Notes:
(1)
Moody's / Standard and Poor's
(2)
Initial LTV is calculated as of April 11, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed.
Class A Class B
Aggregate Face Amount $753,035,000 $139,103,000
Expected Ratings Baa2 / A- Ba2 / BBB-
LTV (initial/max) 55.3% / 55.3% 65.5% / 65.5%
Interest Rate Fixed, semi-annual Fixed, semi-annual
Tenor 12.1 8.1
Initial Average Life 9.2 5.7
Regular Distribution Dates April 11 and October 11 April 11 and October 11
Principal Distribution Window (in years) 1.6 - 12.1 1.6 - 8.1
Final Expected Distribution Date April 11, 2024 April 11, 2020
Final Maturity Date October 11, 2025 October 11, 2021
Section 1110 Protection Yes Yes
Liquidity Facility
3 semi-annual interest payments 3 semi-annual interest payments
(1)
(2)

Key Structural Elements
Classes Offered:  Two tranches of amortizing debt, both of which will benefit from a liquidity facility covering three semi-annual interest payments
Waterfall:  Interest on the Preferred Pool Balance on the Class B paid ahead of
Class A principal (same as Continental 2010-1)
Buy Out Rights: Class B Certificateholders have the right to purchase all (but not less than all) of the Class A certificates at par plus accrued and unpaid interest upon certain events during a Continental bankruptcy
Cross-Default / Cross Collateralization:  Yes, from day one
Aircraft:  Strategically core aircraft
New Boeing 787-8 “Dreamliner” aircraft – Continental has 11 aircraft ordered
(United Continental Holdings, Inc. has a total of 36 B787-8 aircraft ordered)
Boeing 737-900ER aircraft – including expected deliveries in 2012,
Continental expects to have 52 of these aircraft in service at year end 2012
(1)
Collateral:  24 new aircraft will be available for selection, but no more than 18 will be financed (four Boeing 787-8 aircraft and 14 Boeing 737-900ER aircraft); in addition, three 2009 B737-900ER aircraft will be included
Notes:
(1) Source: Continental Airlines

Notes:
(1) Only 21 aircraft will be financed from the proceeds of this offering; 4 new B787-8 aircraft and 14 new B737-900ER aircraft will be selected from a list of 24 aircraft scheduled for delivery in 2012.
Value assumes that the first 18 new aircraft in chronological order of delivery are selected by Continental for the transaction.
(2) Some new B737-900ER aircraft may be delivered prior to closing.
(3) The three aircraft delivered in 2009 are subject to existing security interests that are scheduled to be discharged prior to April 30, 2012 and available for financing under this offering thereafter.
(4) The lesser of the average and median values as appraised by AISI, BK Associates, and Morten, Beyer & Agnew (Base Value in the case of New Aircraft and Maintenance Adjusted Base Value in the case of the aircraft delivered in 2009).
Aircraft Aircraft Manufacturer's Delivery
Appraised
Number Type Serial Number Month
Value
(4)
New Deliveries
(2)
1 B787-8 34824 Sep-2012 $127,394,870
2 B787-8 34829 Oct-2012 127,697,813
3 B787-8 34821 Nov-2012 127,833,719
4 B787-8 34823 Nov-2012 127,833,719
5 B737-900ER 31650 Feb-2012 52,856,667
6 B737-900ER 31651 Mar-2012 52,913,444
7 B737-900ER 40003 Mar-2012 52,913,444
8 B737-900ER 31646 Apr-2012 53,043,888
9 B737-900ER 40004 Apr-2012 53,043,888
10 B737-900ER 40005 May-2012 53,100,776
11 B737-900ER 41742 May-2012 53,100,776
12 B737-900ER 31640 Jun-2012 53,161,219
13 B737-900ER 41743 Jun-2012 53,161,219
14 B737-900ER 37205 Sep-2012 53,458,994
15 B737-900ER 41744 Sep-2012 53,458,994
16 B737-900ER 37206 Oct-2012 53,656,104
17 B737-900ER 37199 Oct-2012 53,656,104
18 B737-900ER 37200 Nov-2012 53,712,992
2009 Deliveries
(3)
19 B737-900ER 32835 Feb-2009 45,060,000
20 B737-900ER 33527 Mar-2009 45,170,000
21 B737-900ER 33529 May-2009 45,623,333
Collateral Appraised Value
(4)
$1,391,851,963
Collateral Summary
(1)

Collateral Pool
The transaction benefits from a collateral pool of new and recently built aircraft, and includes a mix of narrowbody and widebody aircraft types
Collateral Fleet / Age Mix
(by appraised value in $mm)
Widebody: 37%
Narrowbody: 63%
New: 90%
2009 Build: 10%
B787-8
$511
B737-900ER
$881
2009 Build
$136
New
$1,256

Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI,
BK Associates and Morten Beyer & Agnew)
New Aircraft: Base Value
Owned 2009 Aircraft: Maintenance Adjusted Base Value
Maintenance Adjusted Base Value includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the aircraft
Appraisers reviewed specific maintenance records of each of the 2009 built aircraft
Provides a more precise valuation of a given vintage aircraft than Base Value
Aggregate aircraft appraised value of approximately $1.392 billion
Appraisals available in the Preliminary Prospectus Supplement
Appraisals indicate an initial collateral cushion of 45% and 34% on the Class A and B respectively, which increases over time as the debt amortizes
Aircraft Appraisals
Appraised value is the lesser of the average and median value of each aircraft as appraised by the three appraisers. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value.  Value assumes that the first 18 new aircraft in chronological order of delivery by each aircraft type are selected by Continental for the transaction.
Initial collateral cushion is calculated as of April 11, 2013, the first regular distribution date after all aircraft are expected to have been financed.
Notes:
(1)
(2)
(2)
(1)

Overview: The B737-900ER is the largest variant of the world’s best selling B737NG family of narrowbody commercial aircraft
Strengths
(1)
:
Very similar build and configuration to the B737-800, but longer fuselage accommodates 13 additional passengers with transcontinental capability in
Continental’s standard two-class configuration
Introduced in 2007, the B737-900ER is the newest member of the B737NG family with up to 106 delivered and 311 additional firm orders as of December 31, 2011
Lowest operating unit cost per seat among in-production narrowbodies
Importance to Continental:
Allows Continental to increase available capacity in higher demand domestic markets with a marginal increase in incremental trip cost
Continental also views the aircraft as an attractive replacement for domestic B757-
200 aircraft
Collateral Overview
Boeing 737-900ER
Notes:
(1) Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

B737-900ER Market – 16 Customers for 417 net orders
(1)
Net orders from customers
106 deliveries to customers
(2)
Notes:
(1) Through December 31, 2011, net orders are defined as gross orders minus cancellations by customers; inclusive of aircraft deliveries
(2) Through December 31, 2011

Overview: New generation long range aircraft with size similar to current B767s in fleet –
219 passengers in Continental’s standard two-class configuration (36 business / 183 premium and regular economy)
Strengths
Over 45 airlines and leasing companies have ordered 561 aircraft as of December 31,
2011
Intercontinental range to serve destinations not accessible with B767 aircraft (e.g.
Houston to Auckland)
Superior economic performance anticipated
o
Up to 20% lower fuel consumption than equivalent sized aircraft
o
15-25% lower operating costs
o
30% lower airframe maintenance costs and longer intervals between maintenance checks
o
20% weight savings due to an airframe comprising nearly 50% carbon fiber
Importance to Continental
Provides Continental with a cost efficient, long range, medium density route aircraft
An attractive replacement on B767 routes and certain B777 markets
Collateral Overview
Boeing 787-8 “Dreamliner”
Sources: The Boeing Company, Continental Airlines

AEROFLOT Russian Airlines
AEROMEXICO
AIR CANADA
airberlin Your Airline.
AirEuropa
AIR INDIA
Air Niugini
ALAFCO
Avianca
AVIATION CAPITAL GROUP
AWAS
ANA
Biman Bangladesh Airlines
中國東方航空 CHINA EASTERN
CHINA SOUTHERN
BOEING BUSINESS JETS
CIT
Ethiopian
طيران الخليج GULF AIR
JAL
ICELANDAIR
BRITISH AIRWAYS
DELTA
الخطوط الجوية العراقية Iraqi airways
Kenya Airways The Pride of Africa
AIR CHINA 中国国际航空公司
JET AIRWAYS
norwegian.com
OMAN AIR
ILFC
AIR FRANCE KLM
LCAL
LOT
LAN
AIR NEW ZEALAND
Arik
PrivatAir
QATAR AIRWAYS
الخطوط الملكية المغربية royal air maroc
ROYAL BRUNEI
AIR LEASE CORPORATION
KOREAN AIR
ROYAL JORDANIAN
SHANGHAI AIRLINES
Jet★
QANTAS
arkia
الخطوط الجوية العربية السعودية SAUDI ARABIAN AIRLINES
UZBEKISTAN airways
TUI
ETIHAD
TRAVEL SERVICE
VALC
UNITED
SINGAPORE AIRLINES
Vietnam Airlines
virgin atlantic

12 B787 Market – 59 customers for 860 firm orders Notes: As of December 31, 2011 *Leasing operator 561 B787-8 299 B787-9 B787-8 and -9